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                                                                    Exhibit 99.1

Press Release

WESTERN DIGITAL PREANNOUNCES FIRST QUARTER RESULTS

        IRVINE, Calif., Sept. 21 /PRNewswire/ -- Western Digital Corporation (NYSE: WDC news) today announced that its financial results for the first quarter ending October 2, 1999 would be below Wall Street analyst estimates. The current mean expectation is a loss of $1.07 per share. The Company indicated that revenue for the quarter is expected to be in the range of $550 to $560 million and its loss per share in the range of $1.20 to $1.30. The loss per share range excludes any one-time charges associated with the shift of high volume desktop manufacturing from its Singapore plant to its Malaysian facility and gains associated with the early retirement of a portion of the Company's convertible subordinated debentures.

        Chuck Haggerty, chairman, president and chief executive officer of Western Digital, said: "Continued competitive pricing pressure in the desktop drive business and lower unit shipments were the primary factors in widening our loss and reducing revenue this quarter. Although not as severe as the June quarter, pricing in the desktop business has remained extremely competitive. Shortages of certain desktop components caused us to miss shipments to customers in August, and OEM customer demand in the last month has not been as strong as we anticipated." Accordingly, although the component issues have been resolved, we reduced our volume plan so as not to have excess inventory at quarter end. Consistent with our policy, we will not over-ship to the distribution channel."

        Haggerty indicated that the Company's product plans remain very solid and well-matched with customers' product roadmaps, including:

-- Time-to-market performance in the desktop segment, with the introduction earlier this month of the WD Caviar(TM) 9.1 GB/platter program and -- later this month -- of the 10.2GB/platter desktop program, with volume shipments of the latter scheduled for October.

-- The WD Enterprise(TM) 10,000 RPM/Ultra160 SCSI drive, also a time-to-market leader, is in qualification at several key OEMs and available for shipment.

--Evaluation units of the new WD Performer(TM) hard drives for home entertainment -featuring WhisperDrive(TM) acoustics technology --are shipping to leading digital video recorder and set-top box suppliers.

        The Company also indicated that its previously-announced consolidations of manufacturing facilities in Singapore and the shift of high volume manufacturing to Malaysia will result in annualized cost savings of approximately $100 million.

        In addition, the Company reported that it had recently completed renegotiation of the covenants related to its $125 million revolving bank credit facility.

        Western Digital Corporation is a leading manufacturer of hard drives used for information storage in desktop computers, servers, workstations and home entertainment electronic products. Through its Connex subsidiary, the company serves users of network-



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attached storage systems and enterprise-wide storage area networks. Western
Digital was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The company's products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found at http://www.westerndigital.com.

        This release contains forward-looking statements, including statements relating to the range of the Company's expected revenue and loss for its first quarter, expected one-time charges for such quarter, expected shipments for the balance of such quarter, shipments of the 10.2GB/platter program, and the annualized savings from the Company's consolidation of manufacturing operations. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: the volume of shipments for the remainder of the quarter; pricing trends; achievement of operational efficiencies and unit sales growth over the next several quarters; overall supply and customer demand in the hard drive industry; continued improvement in time to market and time to volume of the Company's new hard drives; changes in customer order patterns; successful qualification of the Company's drives with key OEM customers; business conditions and growth in the personal and enterprise computing industry; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.